Exhibit 99.1

Enzo Biochem, Inc.
527 Madison Avenue
New York, NY 10022

FOR IMMEDIATE RELEASE

ENZO BIOCHEM REPORTS FIRST QUARTER RESULTS
---------
Progress Being Realized in New Products, Efficiencies, Wider Marketing and Cash
Utilization, Although Hurricane Sandy Had Temporary Impact on Clinical Labs

NEW YORK, NY, December 10, 2012 – Enzo Biochem, Inc. (NYSE:ENZ) today reported results for the fiscal first quarter ended October 31, 2012.

Recent highlights included:

o	Favorable patent infringement ruling in which the court awarded the Company $48.5 million and that could result in court awarded interest costs that could add multi-millions more.
o	The quarterly net loss was reduced by over $0.8 million, despite business disruption from Hurricane Sandy and increased legal costs associated with the patent trial.
o	Enzo Life Sciences’ operating income increased by $1.6 million, compared to a year ago loss.
o	Despite the storm-related loss of business, Enzo Clinical Labs revenues were up 7%, nearly two times the industry average growth.
o	Net cash used in operations was reduced by $0.8 million year-over-year to $1.5 million.

“Fiscal 2013 got off to a solid start, despite substantial, though temporary, costs of Hurricane Sandy on Enzo Clinical Labs during the final three days of the period. We are making noteworthy progress and have yet to fully benefit from the anticipated $6 million in annual cost savings that will result from last year’s realignment. We anticipate that new products, operating efficiencies, enhanced marketing efforts and improved cash utilization will drive stronger operating results as the year develops,” said Barry Weiner, Enzo President.

Operating Results

Sharply diminished specimen counts due to Hurricane Sandy severely impacted Enzo Clinical Labs, costing it about $0.7 million in revenue, although the Lab maintained full capabilities both during and immediately after the storm. Combined with the continued

product rationalization program at Enzo Life Sciences, with the emphasis on higher margin sales, total revenues for the quarter were nonetheless on a par with year-ago results, totaling $25.6 million, compared to $25.8 million last year. Gross margins remained unchanged year over year, and gross profit as a percentage of revenues equaled 46% for both periods.

Selling, general and administrative expenses improved as a percentage of revenues to 45%, from 48%, declining just under $1.0 million. The three-week trial against Life Technologies in the Federal District Court of New Haven, CT, and expenses connected with other litigation, particularly those pending in federal court in New York City, caused an increase in legal expenditures to $1.7 million, from $0.9 million a year ago. Recent patent infringement cases filed in Wilmington, Del., are on a contingency basis and involve immaterial legal costs to the Company.

The net loss for the quarter totaled ($3.7) million, a $0.8 million reduction from a year ago, with the net loss per share at ($0.09), versus ($0.12) last year. EBITDA, a non-GAAP figure, improved by $0.5 million, to a reduced loss of ($2.6) million compared to a loss of ($3.1) million last year.

As of October 31, 2012, cash and cash equivalents amounted to $13.4 million. During the quarter cash utilized approximated $1.7 million, including cash used for legal and capital expenditures of $0.6 million. We estimate that cash collections were adversely affected by approximately $0.3 million due to the storm. Working capital equaled $18.3 million.

Operating Segments

Enzo Clinical Labs, as noted, was temporarily impacted by Hurricane Sandy, suffering no physical impairment of facilities but constrained by the weather which essentially eliminated specimen volume for three full days. For the quarter, the Lab grew revenues 7%, despite a $0.7 million effect from the storm, to $15.2 million. Gross margin rose to $5.5 million, from $5.4 million in the year-earlier period. Selling, general and administrative costs, as a percentage of revenues, improved to 33% as compared to 34% in the year ago period. The operating loss increased to $1.2 million, from $0.8 million a year ago.

Results continue to benefit from an expanded sales and marketing program, in addition to more esoteric tests being brought in-house, along with new lab tests, such as ColonSentry™ for assessing a patient’s risk for having colorectal cancer at a point in time, which is being increasingly used by physicians among non-compliant individuals. The Lab has also added a new assay that assists in risk assessment and early detection of lung cancer in high risk individuals, which is being made available to physicians in the New York metropolitan market as well as New Jersey and Eastern Pennsylvania. Enzo is the only clinical laboratory making the test available within those areas.

Enzo Life Sciences posted operating income of $1.4 million, an increase of $1.6 million over a year ago when it lost $0.2 million. In line with the product rationalization program emphasizing fewer but higher margin products, net revenues declined 13%, to $8.4 million. Royalty and licensing income increased 8%, to $2.0 million. Life Sciences’ gross margins improved to 60% of revenues, compared to 56% in the same period in fiscal 2012. Despite the continuing weakness in academic markets, Life Sciences is benefiting from the previously realigned business focus and the operational efficiencies implemented.

Product Development

The pipeline of new products and platforms at Enzo continues to grow. AmpiProbe™, a real time new PCR platform for detection of any nucleic acid target, which features multiple panels and greater sensitivity, is easily adaptable to most open systems and reduced cost. Assays based on this platform are awaiting approval by the New York State Department of Health. Meanwhile, Enzo continues development of new diagnostic panels, including one that would include a number of women’s health diseases that would be among the most extensive available and enable diagnosis from a single specimen, saving time, patient discomfort and cost. Others would address clotting factors and various cancers.

The Company also has under development next generation branched DNA (bDNA) that includes tests for human papillomavirus, FISH (fluorescent in situ hybridization) and immunoassays where increased sensitivity is especially desirable.

Conference Call

The Company will conduct a conference call on December 11, 2012 at 8:30 AM ET. The call can be accessed by dialing 1-888-459-5609. International callers can dial 1-973-321-1024. Please reference PIN number 78041681. Interested parties may also listen over the Internet at http://phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=94391&eventID=4879258. To listen to the live call on the Internet, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available approximately two hours after the end of the live call, through midnight (ET) on December 25, 2012. The replay of the conference call can be accessed by dialing 1-800-585-8367, and when prompted, use PIN number 78041681. International callers can dial 1-404-537-3406, using the same PIN number.

NON-GAAP Financial Measures

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Enzo Biochem attached to this news release and will post to the Company’s investor relations web site (www.enzo.com) any reconciliation of differences between non-GAAP financial information that may be required in connection with issuing the Company’s quarterly financial results.

The Company uses EBITDA, as a measure of performance to demonstrate earnings exclusive of interest, taxes, depreciation and amortization. The Company manages its business based on its operating cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company’s performance based on the Company’s net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company’s case is the removal of interest, taxes, depreciation and amortization.

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and therapeutics through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products systems and services that meet the ever-changing and rapidly growing needs of health care both today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses are dependent on a number of factors outside of the control of the company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigations, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2012. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

###

Contact:

For Enzo Biochem, Inc.
Steven Anreder		Michael Wachs
Anreder & Company		CEOcast, Inc.
212-532-3232		212-732-4300
steven.anreder@anreder.com	or	mwachs@ceocast.com

ENZO BIOCHEM, INC.
(in thousands, except per share data)

Selected operations data:
	Three months ended October 31, (unaudited)

	2012	2011

Revenues:
Clinical laboratory services	$15,177	$14,187
Product revenues	$8,434	$9,704
Royalty and license fee income	$2,019	$1,862

Total revenues	$25,630	$25,753

Gross profit	$11,736	$11,802

Gross profit %	46%	46%

Loss before income taxes	($3,755)	($4,326)
Benefit (provision) for income taxes (A)	64	(168)

Net loss	($3,691)	($4,494)

Basic and diluted loss per share	($0.09)	($0.12)

Weighted average shares outstanding - basic and diluted	39,279	38,597

Reconciliation of GAAP Net Loss to EBITDA, as adjusted:

Net loss	($3,691)	($4,494)
Add-back (deduct):
Depreciation and amortization	1,149	1,222
Interest expense (income)	9	2
(Benefit) provision for income taxes	(64)	168

EBITDA (B)	($2,597)	($3,102)

Notes:

A- All periods reflect effective tax rates below the statutory rate due to inability to recognize future tax benefits.

B- EBITDA is a non-GAAP measure, as described in the attached press release

Selected balance sheet data:
	October 31, 2012	July 31, 2012

Cash and cash equivalents and short term investments	$13,401	$15,076

Working capital	$18,342	$21,412

Stockholders’ equity	$45,712	$49,101

Total assets	$67,005	$69,123